Exhibit 99.1

Garrett Motion Announces Preliminary Results for First Quarter 2023 and Increases 2023 Outlook

ROLLE, Switzerland, April 17, 2023 – Garrett Motion Inc. (Nasdaq: GTX, GTXAP), a leading differentiated technology provider for the automotive industry, today announced strong preliminary results for first quarter 2023, including year-over-year net sales, net income, adjusted EBITDA, cash flow from operations and adjusted free cash flow. The Company also released its full year financial outlook, including increased forecasts for fiscal year 2023 net sales, net income, cash flow from operations, adjusted EBITDA, and adjusted free cash flow. The Company will announce its first quarter results in full before markets open on April 24, 2023.

“Our strong first quarter results and increased 2023 outlook reflect our significant operating momentum as we continue to advance our business transformation, along with strong industry volumes in key regions, favorable foreign exchange, and robust cash flow generation. We are updating our outlook accordingly as we see some of the strength carrying into the next quarters. We remain focused on operational excellence, flexing our variable cost structure and maximizing cash flow generation.” said Garrett President and CEO, Olivier Rabiller.

Preliminary First Quarter 2023 Results

While the results are still preliminary and subject to the Company’s detailed quarter-end close procedures and independent review, the Company expects the following results for the first quarter ended on March 31, 2023:

•Net sales of $970 million, an 8% increase compared to $901 million in first quarter 2022, up 13% at constant currency*
•Net income of $81 million, net income margin 8.4%, down from $88 million, primarily due to unrealized marked-to-market gains on our interest rate swaps in the first quarter 2022
•Adjusted EBITDA* of $168 million, Adjusted EBITDA margin* of 17.3%, up from $146 million in the first quarter 2022
•Cash provided by operating activities of $92 million, compared to $73 million in the first quarter 2022
•Adjusted free cash flow* of $88 million, compared to $38 million in the first quarter 2022
•Cash and cash equivalents of $291 million at quarter-end
•Undrawn Revolving Credit Facility capacity of $475 million at quarter-end
•Total debt principal outstanding of $1,193 million
Full Year 2023 Outlook
Garrett is providing the following updated outlook for the full year 2023 for certain GAAP and Non-GAAP financial measures.

Full Year 2023 Outlook (vs. Prior Outlook)
Net sales (GAAP)	$3.79 billion to $3.98 billion (vs. $3.55 billion to $3.85 billion)
Net sales growth at constant currency (Non-GAAP)*	+5% to +10% (vs. +1% to +6%)
Net income (GAAP)	$231 million to $268 million (vs. $255 million to $300 million)
Adjusted EBITDA (Non-GAAP)*	$585 million to $635 million (vs. $555 million to $615 million)
Net cash provided by operating activities (GAAP)	$392 million to $492 million (vs. $390 million to $490 million)
Adjusted free cash flow (Non-GAAP)*	$315 million to $415 million (vs. $300 million to $400 million)
* See reconciliations to the nearest GAAP measure on pages 4-6.
Garrett’s full year 2023 outlook, as of April 17, 2023, reflects the following expectations:
•2023 light vehicle industry production at ~83Mu, 1% increase vs. 2022, from flat vs. 2022 in prior guidance
•2023 €/$ assumption of 1.07, up 2 cents vs. 2022, from 1.05 in prior outlook
•R&D investment at 4.4% of sales in 2023 flat to 2022, >50% on electrification technologies

•Capital expenditures at 2.3% of sales, 20% into electrification technologies

In addition, Garrett has launched the syndication of a $700 million secured Term Loan B (the “Loan”). Garrett will use the proceeds of the Loan to fund the transactions it announced on April 13th, which include agreements to purchase an aggregate of approximately $570 million of Series A Preferred Stock from Centerbridge Partners, L.P. and funds managed by Oaktree Capital Management, L.P., and convert the Series A Preferred Stock into a single class of Common Stock, normalizing the Company’s capital structure.

The Company will provide its first quarter 2023 results and outlook for 2023 as part of its earnings release and conference call on April 24, 2023.
This press release does not contain all the necessary information for an understanding of the Company’s results of operations for the first quarter of 2023. As the Company completes its quarter-end financial close processes and finalizes its financial statements for the first quarter, it is possible that the Company may identify items that require it to make adjustments to the preliminary unaudited financial information set forth above, and those adjustments could be material. The Company undertakes no obligation to, and does not intend to, update financial information prior to the release of final first quarter 2023 financial information currently scheduled for April 24, 2023.
About Garrett Motion Inc.
Garrett Motion is a differentiated technology leader, serving customers worldwide for more than 65 years with passenger vehicle, commercial vehicle, aftermarket replacement and performance enhancement solutions. Garrett’s cutting-edge technology enables vehicles to become safer, more connected, efficient and environmentally friendly. Our portfolio of turbocharging, electric boosting and automotive software solutions empowers the transportation industry to redefine and further advance motion. For more information, please visit www.garrettmotion.com.
Forward-Looking Statements
This release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. All statements, other than statements of fact, that address activities, events or developments that we or our management intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements including without limitation our statements regarding inflationary pressures on Garrett's business and management's inflation mitigation strategies, financial results and financial conditions, industry trends and anticipated demand for our products, Garrett’s strategy, anticipated supply constraints, including with respect to semiconductors, anticipated developments in emissions standards, trends including with respect to production volatility and volume, Garrett's capital structure, anticipated new product development and capital deployment plans for the future including expected R&D expenditures, anticipated impacts of partnerships with third parties, Garrett's expected results for the first quarter of 2023, the capital structure transactions described herein, potential repurchases of shares of Common Stock and Series A Preferred Stock under Garrett’s share repurchase program, and the Loan. Although we believe the forward-looking statements are based upon reasonable assumptions, such statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results or performance of Garrett to be materially different from any future results or performance expressed or implied by such forward-looking statements. Such risks and uncertainties include but are not limited to the Company’s ability to complete the transactions described herein, including on the timelines the Company anticipates, the anticipated impacts to the Company of the transactions, including on the Company’s stock price, cash flows and anticipated future investments, the availability of the Loan in an amount and on terms acceptable to, and on the timeline anticipated by, the Company, risks relating to potential purchases by the Company of shares of common stock and Series A preferred stock under the Company’s share repurchase program, that actual financial results for the first quarter of the Company’s fiscal year 2023 will differ materially from the preliminary results reported above, and risk factors described in our annual report on Form 10-K for the year ended December 31, 2022, as well as our other filings with the Securities and Exchange Commission, under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements.

Non-GAAP Financial Measures
This release includes the following Non-GAAP financial measures which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): constant currency sales growth, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, and Adjusted free cash flow. The Non-GAAP financial measures provided herein are adjusted for certain items as presented in the Appendix containing Non-GAAP Reconciliations and may not be directly comparable to similar measures used by other companies in our industry, as other companies may define such measures differently. Management believes that, when considered together with reported amounts, these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends. Garrett believes that the Non-GAAP measures presented herein are important indicators of operating performance because they exclude the effects of certain items, therefore making them more closely reflect our operational performance. These metrics should be considered in addition to, and not as replacements for, the most comparable GAAP measure. For additional information with respect to our Non-GAAP financial measures, see the Appendix to this release and our annual report on Form 10-K for the year ended December 31, 2022.

Contacts:
MEDIA	INVESTOR RELATIONS
Maria Santiago Enchandi	Eric Birge
1.734.386.6593	1.734.228.9529
Maria.SantiagoEnchandi@garrettmotion.com	Eric.Birge@garrettmotion.com

Reconciliation of Net Income to Adjusted EBITDA(1)

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Net income — GAAP	$81	$88
Net interest expense	27	(4)
Tax expense	27	37
Depreciation	21	22
EBITDA (Non-GAAP)	156	143
Reorganization items, net (2)	—	1
Stock compensation expense (3)	3	2
Repositioning charges (4)	7	1
Discounting costs on factoring	1	1
Other non-operating income (5)	(1)	(2)
Capital structure transformation costs (6)	2	—
Adjusted EBITDA (Non-GAAP)	$168	$146

Net sales	$970	$901

Net income margin	8.4%	9.8%
Adjusted EBITDA margin (Non-GAAP) (7)	17.3%	16.2%
(1)We evaluate performance on the basis of EBITDA and Adjusted EBITDA. We define “EBITDA” as our net income calculated in accordance with U.S. GAAP, plus the sum of net interest expense, tax expense and depreciation. We define “Adjusted EBITDA” as EBITDA, plus the sum of net reorganization items, stock compensation expense, repositioning costs, discounting costs on factoring, other non-operating income and capital structure transformation costs. We believe that EBITDA and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•EBITDA and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest and depreciation expenses and therefore more closely measure our operational performance; and
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results.
In addition, our management may use Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    The Company applied ASC 852 for periods subsequent to September 20, 2020, the date the Company and certain of its subsidiaries each filed a voluntary petition for relief under Chapter 11 of title 11 of the United States Code, to distinguish transactions and events that were directly associated with the Company’s reorganization from the ongoing operations of the business. Accordingly, certain expenses and gains incurred during the Chapter 11 cases are recorded within Reorganization items, net in the Consolidated Interim Statements of Operations.
(3)    Stock compensation expense includes only non-cash expenses.
(4)     Repositioning costs includes severance costs related to restructuring projects to improve future productivity.
(5)     Reflects the non-service component of net periodic pension costs and other income that are non-recurring or not considered directly related to the Company's operations.
(6)    Reflects the third-party incremental costs that are directly attributable to the transformation of the Company's capital structure through the partial redemption and subsequent conversion of remaining outstanding Series A Preferred Stock into a single class of common stock.
(7) Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2023	2022
Reported sales % change	8%	(10)%
Less: Foreign currency translation	(5)%	(4)%
Constant currency sales % change	13%	(6)%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended March 31,
	2023	2022
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$92	$73
Expenditures for property, plant and equipment	(8)	(29)
Net cash provided by operating activities less expenditures for property, plant and equipment	84	44
Chapter 11 professional service costs	—	2
Capital structure transformation costs	1	—
Cash payments for repositioning	2	2
Factoring and P-notes	1	(10)
Adjusted free cash flow (Non-GAAP) (1)	$88	$38

(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including capital structure transformation costs and cash flow impacts for factoring and guaranteed bank notes activity.

Full Year 2023 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2023 Full Year
	Low End	High End
Reported net sales (% change)	5%	10%
Foreign currency translation	0%	0%
Full year 2023 Outlook Net sales growth at constant currency (Non-GAAP)	5%	10%

Full Year 2023 Outlook Reconciliation of Net Income to Adjusted EBITDA

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net income (GAAP)	$231	$268
Net interest expense	155	155
Tax expense	77	90
Depreciation	89	89
Full year 2023 Outlook EBITDA (Non-GAAP)	552	602
Non-operating income	(1)	(1)
Stock compensation expense	20	20
Repositioning charges	9	9
Capital structure transformation costs	5	5
Full Year 2023 Outlook Adjusted EBITDA (Non-GAAP)	$585	$635

Full Year 2023 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2023 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities (GAAP)	$392	$492
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment (Non-GAAP)	$302	$402
Cash payments for repositioning	8	8
Capital structure transformation costs	5	5
Full Year 2023 Outlook Adjusted free cash flow (Non-GAAP)	$315	$415